UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

EAGLE BULK SHIPPING INC.

(Exact name of Issuer as specified in its charter)

Republic of the Marshall Islands	98-0453513
(State of incorporation or organization)	(IRS Employer Identification No.)
477 Madison Ave. New York, New York 10022 (Address of principal executive office) (ZIP code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act Registration Statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class

Item 1. Description of Registrant's Securities to be Registered.

On June 20, 2012, Eagle Bulk Shipping Inc. (the "Company") entered into an Amended and Restated Rights Agreement (the "Amended and Restated Rights Agreement") between the Company and Computershare Trust Company, N.A. (the "Rights Agent") to amend and restate its existing rights agreement between the Company and the Rights Agent, dated as of November 13, 2007 (the "Original Rights Agreement").

The Amended and Restated Rights Agreement amends the Original Rights Agreement solely for the purpose of amending the definition of "acquiring person" to provide that no person shall become an "Acquiring Person", as such term is defined in the Amended and Restated Rights Agreement, solely as the result of the issuance of warrants, or shares of common stock issuable or issued upon exercise of warrants, issued or issuable pursuant to the Company's Warrant Agreement dated on or about June 20, 2012 between the Company and each of the financial institutions party thereto (collectively, the "Lender Holders"), including, without limitation, as a result of any transfers by and among any of the Lender Holders of any such warrants or shares of common stock issued or issuable upon exercise of such warrants.

The Company described the material terms of the Original Rights Agreement in Item 1 of its Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the "SEC") on November 13, 2007 (File No. 001-33831), and incorporates such description herein by this reference, appropriately modified as set forth above. The foregoing is only a summary of certain terms and conditions of the Amended and Restated Rights Agreement and is qualified in its entirety by reference to the Amended and Restated Rights Agreement.

Item 2. Exhibits.

See exhibit index.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: June 20, 2012	EAGLE BULK SHIPPING INC.
	By:	/s/ Alan S. Ginsberg Name: Alan S. Ginsberg Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1
Amended and Restated Articles of Incorporation of the Company (incorporated by reference to exhibit 3.1 to the Company's Registration Statement on Form S-1/A, Registration No. 333-123817, filed with the SEC on June 20, 2005).

3.2
Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company (incorporated by reference to exhibit 3.1 to the Company's Current Report on Form 8-K, filed with the SEC on May 23, 2012).

3.3
Amended and Restated Bylaws of the Company (incorporated by reference to exhibit 3.2 to the Company's Registration Statement on Form S-1/A, Registration No. 333-123817, filed with the SEC on June 20, 2005).

3.4
Certificate of Designation, Preferences and Rights of the Company's Series A Junior Participating Preferred Stock (incorporated by reference to exhibit 3.1 to the Company's Registration Statement on Form 8-A, File No. 001-33831, filed with the SEC on November 13, 2007).

4.1
Amended and Restated Rights Agreement, dated as of June 20, 2012, between the Company and the Rights Agent, which includes the form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock as Exhibit A thereto, the form of Right Certificate as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock as Exhibit C thereto (incorporated by reference to exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the SEC on June 20, 2012).